Exhibit 99.1
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-07-05
THE GEO GROUP, INC. ANNOUNCES FINAL PRICING
FOR NEW $365 MILLION TERM LOAN B
Boca Raton, Fla. — January 31, 2007 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) announced today that it has finalized the pricing for its new $365 million, 7-year term loan B (the “Term Loan B”) at a rate of LIBOR plus 1.50%. Proceeds from the new Term Loan B, together with approximately $62.6 million in GEO’s cash on hand, were used to finance GEO’s acquisition of CentraCore Properties Trust, which closed on January 24, 2007. BNP Paribas recently completed the syndication of the Term Loan B and the final pricing is scheduled to take effect on February 1, 2007. The Term Loan B is part of GEO’s senior secured credit facility, which was refinanced in connection with the CPT acquisition and also includes a $150 million, 5-year revolving credit facility bearing interest initially at LIBOR plus 2.25%.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 62 correctional and residential treatment facilities with a total design capacity of approximately 54,000 beds.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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